Exhibit 99.1

GAP INC. REPORTS INCREASE IN OCTOBER SALES AND STRONG
THIRD QUARTER SALES RESULTS

Guides to Third Quarter Earnings per Share Range of $0.61 - $0.63

SAN FRANCISCO – November 1, 2012 – Gap Inc. (NYSE: GPS) today reported that net sales for the third quarter of fiscal year 2012 increased 8 percent compared with last year, and October 2012 net sales increased 6 percent compared with last year.

Net sales for the third quarter, which ended October 27, 2012, increased 8 percent to $3.86 billion compared with $3.59 billion for the third quarter last year. The company’s third quarter comparable sales were up 6 percent compared with a 5 percent decrease in the third quarter last year.

In addition, net sales for the four-week period ended October 27, 2012 were $1.22 billion compared with net sales of $1.14 billion for the four-week period ended October 29, 2011. The company’s comparable sales for October 2012 were up 4 percent compared with a 6 percent decrease in October 2011.

“We’re very pleased with the continued momentum in the business across all brands in North America,” said Glenn Murphy, chairman and chief executive officer at Gap Inc. “Our focus remains on offering great product to our customers in order to sustain our business performance.”

Third Quarter Guidance

The company expects diluted earnings per share for the third quarter of fiscal year 2012 to be in the range of $0.61 to $0.63, compared with $0.38 for the third quarter last year. This represents an increase of about 60% over last year. The expected third quarter diluted earnings per share includes a benefit of about $0.02 primarily related to tax credits.

Third Quarter Comparable Sales Results

Comparable sales for the third quarter of fiscal year 2012 were as follows:

•	Gap North America: positive 7 percent versus negative 6 percent last year

•	Banana Republic North America: positive 6 percent versus negative 1 percent last year

•	Old Navy North America: positive 9 percent versus negative 4 percent last year

•	International: negative 3 percent versus negative 10 percent last year

October Comparable Sales Results

Comparable sales for October 2012 were as follows:

•	Gap North America: positive 6 percent versus negative 5 percent last year

•	Banana Republic North America: positive 5 percent versus positive 1 percent last year

•	Old Navy North America: positive 5 percent versus negative 9 percent last year

•	International: negative 2 percent versus negative 7 percent last year

Year-to-date net sales were $10.93 billion for the 39 weeks ended October 27, 2012, which was an increase of 6 percent compared with net sales of $10.27 billion for the 39 weeks ended October 29, 2011. The company’s year-to-date comparable sales increased 5 percent compared with a 3 percent decrease last year.
Gap Inc. will release its third quarter earnings results via press release on November 15, 2012 at 1:00 p.m. Pacific Time. In addition, the company will host a summary of Gap Inc.’s third quarter results in a live conference call and webcast on November 15, 2012 at approximately 2:00 p.m. Pacific Time. The conference call can be accessed by calling 1-800-374-1731. International callers may dial 706-679-5876. The webcast can be accessed at www.gapinc.com.

November Sales

The company will report November sales on November 29, 2012.
Forward-Looking Statements

This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	diluted earnings per share for the third quarter of fiscal year 2012.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of November 1, 2012. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal year 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, about 250 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Mike Jenkins
(415) 427-4454
investor_relations@gap.com

Media Relations Contact:

Stacy Rollo
(415) 420-8203
press@gap.com